Exhibit 99

                                                                                                                  Company Contact:
                                                                                                                 CHARLES E. TRIANO
                                                                                                                  Vice President-Investor Relations
                                                                                                                 Forest Laboratories, Inc.
                                                                                                                 909 Third Avenue
                                                                                                                 New York, NY 10022
                                                                                                                 (212) 224-6714
                                                                                                                 charles.triano@frx.com

Forest Laboratories, Inc. announces amendment to Bystolic™ (nebivolol) agreement

NEW YORK - February 27, 2008 - Forest Laboratories Holdings, Ltd., a wholly owned subsidiary of Forest Laboratories, Inc. (NYSE: FRX), announced today that it and Mylan Inc. (NYSE:MYL) have amended their January 2006 agreement to commercialize, develop and distribute the novel beta blocker Bystolic™ (nebivolol), which is currently approved in the United States for the treatment of hypertension. The companies have agreed that Forest will assume Mylan’s commercial rights for Bystolic in the United States and Canada including, but not limited to, the elimination of Mylan’s option to co-promote the product. Forest will be responsible for all future Bystolic development expenses as well as all sales and marketing expenses for the product.

Under the terms of this amendment, Forest Laboratories Holdings, Ltd. (Ireland) will make a one-time cash payment of $370 million to Mylan. Forest will continue to pay Mylan its contractual royalties for three years, through calendar 2010, after which Forest will pay an amount consistent with the royalty rates Forest generally pays with respect to its principal products for the supply of active pharmaceutical ingredient (API). Beginning in the first quarter of calendar 2011 Forest will amortize the one-time cash payment over the remaining patent life of the product.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: "This amendment provides an opportunity for Forest to significantly reduce future royalty expenditures for Bystolic resulting in a favorable impact on the overall economics of Bystolic’s commercialization program. We have also recaptured co-promotion rights to the product, allowing us to retain more product value in the future. We have been very pleased with our partnership with Mylan thus far and this is a mutually beneficial proposition for the companies."

About Bystolic

Bystolic (nebivolol) is a novel beta blocker that was approved by the FDA in December 2007 and is approved and marketed in more than 65 countries outside of North America. Mylan licensed the U.S. and Canadian rights to Bystolic from Janssen Pharmaceutical N.V. in 2001, and obtained Janssen's consent to sub-license Bystolic to Forest Laboratories in those territories in an initial agreement completed in January 2006. Bystolic is a cardio-selective beta-1 blocker, with vasodilation properties and a favorable tolerability profile. Upon FDA approval, Bystolic has received five years of marketing exclusivity under the Hatch Waxman legislation. In addition there is an issued U.S. pharmaceutical composition of matter patent that expires in 2021, which may offer additional exclusivity.

About Forest Laboratories and Its Products

Forest Laboratories (www.frx.com) is a U.S.-based pharmaceutical company dedicated to identifying, developing, and delivering products that make a positive difference in peoples' lives. Forest Laboratories' growing product line includes Lexapro® (escitalopram oxalate), an SSRI indicated for adults for the initial and maintenance treatment of major depressive disorder and generalized anxiety disorder; Namenda® (memantine HCl), an N-methyl D-aspartate (NMDA)-receptor antagonist indicated for the treatment of moderate to severe Alzheimer's disease; Campral®* (acamprosate calcium), indicated in combination with psychosocial support for the maintenance of abstinence from alcohol in patients with alcohol dependence who are abstinent at treatment initiation; and Bystolic™ (nebivolol), a beta-adrenergic receptor blocking agent indicated for the treatment of hypertension. In addition to our growing product line, Forest also co-promotes the Daiichi Sankyo, Inc. products Benicar®* (olmesartan medoxomil), an angiotensin receptor blocker; Benicar HCT®* (olmesartan medoxomil-hydrochlorothiazide), an angiotensin receptor blocker and diuretic combination product; and AZOR™* (amlodipine and olmesartan medoxomil), a calcium channel blocker and angiotensin receptor blocker combination product, all indicated for the treatment of hypertension.

*Azor is a trademark of Daiichi Sankyo, Inc.; Benicar and Benicar HCT are registered trademarks of Daiichi Sankyo, Inc.; and Campral is a registered trademark of Merck Sante s.a.s., subsidiary of Merck KGaA, Darmstadt, Germany.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform act of 1995, including with regard to the future value of the product and the anticipated economic impact of the transaction. These statements involve a number of risks and uncertainties, including regulatory matters outside of the companies’ control, the acceptance and demand for Bystolic, the impact of competitive products and pricing, and the risk factors listed from time to time in Forest Laboratories' Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any subsequent SEC filings.

Source: Forest Laboratories, Inc.

Forest Laboratories, Inc.

Investors: Charles Triano – Forest Laboratories, Inc. +1-212-224-6714 or Media: Liesel Enke-Fleishman-Hillard +1-212- 453-2427

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